                                                                    EXHIBIT 12.1


                              THE MAXIM GROUP, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                       YEAR         YEAR       TEN MONTHS      YEAR         YEAR
                                       ENDED        ENDED         ENDED        ENDED        ENDED
                                      MARCH 31,    MARCH 31,   JANUARY 31,   JANUARY 31,  JANUARY 31,
                                        1994         1995         1996          1997         1998
                                      ---------    ---------   -----------   -----------  -----------
                                                         (IN THOUSANDS)
EARNINGS:
Earnings (loss) before provision
  for income taxes per
  consolidated statement
   of operations ................      $  845      $15,429      $(4,140)      $ 4,074      $26,470
ADD:
  Portion of rents representative
  of the interest factor ........         420        1,066        1,396         1,796        1,994
  Interest on indebtedness ......       1,886        1,839        4,695         7,006        6,948
                                       ------      -------      -------       -------      -------
  Income as adjusted ............      $3,151      $18,334      $ 1,951       $12,876      $35,412
                                       ======      =======      =======       =======      =======
FIXED CHARGES:
  Portion of rents representative
    of the interest factor ......         420        1,066        1,396         1,796        1,994
  Interest on indebtedness ......       1,886        1,839        4,695         7,006        6,948
                                       ------      -------      -------       -------      -------
  Fixed charges .................      $2,306      $ 2,905      $ 6,091       $ 8,802      $ 8,942
                                       ======      =======      =======       =======      =======
  Ratio of earnings to fixed
    charges .....................        1.4x         6.3x       ---(1)          1.5x         4.0x

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(1)      Earnings were inadequate to cover fixed charges for the ten months ended January 31, 1996. The amount of the deficiency for the period was $4.1 million.